UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

ENTRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-24733	62-1670648
(Commission File Number)	(IRS Employer Identification No.)

One Hanover Park, Suite 800 16633 Dallas Parkway Addison, Texas	75001
(Address of principal executive offices)	(Zip Code)

(972) 713-5800

Registrant’s Telephone Number, Including Area Code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Entrust, Inc. (NASDAQ:ENTU) (“Entrust” or the “Company”) adopted the Entrust 2009 Performance Bonus Plan (the “2009 Plan”).

The primary objective of the 2009 Plan is to aid Entrust and its subsidiaries in attracting, retaining and motivating valued officers, executives (including the Company’s Named Executive Officers) and other employees by offering financial motivation to such employees upon whose performance Entrust relies, based on the performance of Entrust and based upon the individual contribution of the employee to the business of Entrust.

The 2009 Plan became effective upon the approval of the Committee. The Committee, in its sole discretion, will determine which employees are eligible to receive awards under the 2009 Plan and will grant awards in such amounts and on such terms as it will determine provided that the aggregate amount of all such awards do not exceed the amount available for distribution under the 2009 Plan.

There are four quarterly bonus pools under the 2009 Plan. The amount available in each quarterly pool is dependent upon Entrust’s return on sales, license revenue growth and cash flow. Awards are payable in cash; provided, however, that if a quarterly bonus pool exceeds eight hundred and eighty thousand dollars ($880,000), then Entrust may in its discretion: (i) pay any portion of such sum that is in excess of that amount in restricted stock units out of Entrust’s 2006 Stock Incentive Plan with vesting criteria determined by the Committee, or (ii) reduce the amount of the awards payable to the extent necessary so that the sum does not exceed that amount.

The foregoing description of the 2009 Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2009 Plan, a copy of which will be filed as an exhibit to the Company’s next periodic report, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2009	ENTRUST, INC.

/s/ David J. Wagner
David J. Wagner
Senior Vice President, Finance and Chief Financial Officer